Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports Fourth Quarter and Fiscal Year 2011 Results

Fourth Quarter Revenue up 32%; EPS $0.04

PHOENIX - March 1, 2012 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food maker and marketer, today reported financial results for the fourth quarter and year ending Dec. 31, 2011, highlighted by 32% net revenue growth and fully diluted earnings per share (EPS) of $0.04 for the quarter.

Inventure’s fiscal year ends on the Saturday closest to Dec. 31, which periodically results in a 53 week year.  The fourth quarter and fiscal year ended Dec. 31, 2011 contained 14 weeks and 53 weeks respectively, compared to the fourth quarter and fiscal year ended Dec. 25, 2010, which contained 13 weeks and 52 weeks, respectively.

Fourth Quarter 2011 Financial Results

Inventure generated net revenue for the quarter ending Dec. 31, 2011 of $44.5 million, an increase of 32.3% versus the prior year fourth quarter, attributable to double-digit gains in both the Snack and Frozen Divisions.  Excluding the extra reporting week, net revenues for the quarter were $41.1 million, an increase of 22.3%.

Snack Division net revenues for the quarter totaled $24.9 million, an increase of 20.6% compared to the prior year fourth quarter.  T.G.I. Friday’s® led the division with strong sales growth of 34.0%, while Boulder Canyon Natural Foods™ was up 20.1%, and Private Label increased 11.7%.  These gains were partially offset by declines in the Company’s other smaller brands.

Frozen Division net revenues, which include Jamba® All Natural Smoothies, totaled $19.5 million, an increase of 51.1% from the prior year period.  Excluding Jamba®, Frozen Division sales increased 41.3% for the fourth quarter.  Jamba® net revenues for the quarter totaled $2.4 million ($3.5 million gross), compared to net revenues of $0.8 million ($1.2 million gross) in the fourth quarter of last year.

Consolidated net income for the quarter was $0.7 million, or $0.04 per fully diluted share, compared to consolidated net income of $0.6 million, or $0.03 per fully diluted share, during the fourth quarter of 2010.  Results for 2010 include a charge for the write-off of $0.6 million of old trademarks.  Excluding the write-off, 2010 EPS would have been $0.05 per fully diluted share.

Consolidated Adjusted EBITDA for the quarter was $2.7 million, or 6.0% of net revenue, a decrease of 3.2% and down 220 basis points compared to the fourth quarter of last year.  A table reconciling Adjusted EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Other fourth quarter financial highlights include:

•                  Gross profit of $7.7 million or 17.3% of revenues, was up 7.6% in dollars, but declined 400 basis points compared to last year.  The gross margin decline was primarily affected by higher costs of goods sold in our frozen division, generated by our standard fourth quarter inventory revaluations, which were applied to higher berry inventories compared to prior year as we strategically procured additional fresh berries during the quarter to meet increased demand.  Gross profit was also affected by a $1.5 million, or 37% increase, in above-the-line spending such as slotting fees, coupons, and trade promotions, which supported Jamba® and Boulder Canyon™.

•                  Selling, General and Administrative (SG&A) expenses were $6.3 million, or 14.1% of revenues, an increase of $0.8 million and decrease of 220 basis points compared to the year-ago period, excluding the trademark write-off discussed earlier.  The increase in dollars was primarily due to continued investments in both Jamba® and Boulder Canyon™, including marketing, sampling, and commission expenses.

Full Year 2011 Financial Results

Net revenues for the year ending Dec. 31, 2011 totaled $162.2 million, an increase of 21.1% compared to 2010.  Excluding the extra reporting week, net revenues for the fiscal year were $158.9 million, an increase of 18.6%.

Snack Division net revenues were $95.1 million, an increase of 11.2% from last year.  Improved results included an increase in Boulder Canyon™ net revenues of 23.3%, T.G.I.Friday’s® net revenues of 17.3%, and Private Label net revenues of 36.6%.

Frozen Division net revenues totaled $67.2 million, an increase of 38.5% from last year.  Excluding Jamba®, Frozen Division net revenues for the year were up 17.9%, reflecting continued growth in both existing and new customers.  Jamba® net revenues were $14.0 million ($18.9 million gross) for the year.

Consolidated net income for the year was $2.8 million, or $0.15 per fully diluted share, compared to $4.5 million, or $0.24 per fully diluted share, in 2010.  Excluding the trademark write-offs, EPS in 2010 was $0.26 on a fully diluted basis.

Consolidated Adjusted EBITDA totaled $9.9 million, a decrease of 17.2% over last year.

Other full-year financial highlights include:

•                  Gross profit of $30.1 million, or 18.6% of revenues, a dollar increase of $1.1 million and decrease of 310 basis points compared to last year.

•                  SG&A expenses totaled $24.9 million, or 15.4% of revenues, a dollar increase of $3.2 million and decrease of 80 basis points compared to the prior year.  Excluding the 2010 trademark write-off, SG&A increased $3.8 million, or a decrease of 30 basis points.

Management Commentary and Future Outlook:

“2011 was a very important year for Inventure Foods, with several planned investments made towards our anticipated future growth,” said Terry McDaniel, CEO of Inventure Foods.  “While we did not experience earnings growth this year due to the investment required to properly support the national launch of our Jamba® smoothies, we continued to deliver net revenue growth in both of our divisions, while executing the quality strategic investments in our brands, plants and people needed to support and strengthen our position for the new year.  We finished the year with strong momentum by delivering a net revenue increase of 32% in the fourth quarter and posting gains in both our Snack and Frozen Divisions.  In the Snack Division, we were able to grow T.G.I. Friday’s® 34% through the successful execution of several large retail programs.  Our Boulder Canyon™ products continue to benefit from recognition in consumer and trade media, supported by new offerings in the portfolio which resulted in 20% growth for the brand.  In addition, the fourth quarter launch of our Nathan’s Famous® Crinkle Cut Fry has been met with strong acceptance from our customer base.”

McDaniel continued, “In the Frozen Division, we continue to execute the national roll-out of our Jamba® Smoothies, achieving an ACV of 61% (as of 1/22/12), up from 20% last year.  Our success has enabled us to expand the offering and include our newest flavor, Orange Dream Machine®, which began shipping during the quarter.  We will also be launching new smoothie flavors during 2012.  The Rader Farms base business continues to grow, with 41% net revenue growth for the quarter which was primarily a result of volume growth.  Operationally, we froze a record number of local berries to augment our recently completed crop harvest, which we expect will yield positive benefits in 2012.  We continue to be well positioned to meet increasing demand for our Frozen products line.

“During the fourth quarter, we continued to make meaningful investments in supporting each of our growth initiatives.  Our increase in SG&A dollars reflect our strategic effort to properly support the Jamba® and Boulder Canyon™ brands for future growth.  Overall, 2011 represents the strongest consumer investment in our brands, and we eagerly anticipate the results these investments should bring well into 2012.”

McDaniel concluded, “In a year of economic uncertainty, Inventure Foods continued to grow revenue and strategically position itself to leverage the growth our brands enjoyed in 2011.  We continue to build upon our momentum and the strategic investments we believe will best deliver quality growth and shareholder value in the coming fiscal year.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11:00 a.m. ET to discuss the Company’s fourth quarter and full year 2011 results and comment on its future outlook.  To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers.  A live webcast of the call will also be available by accessing www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a manufacturer and marketer of Intensely Different™ food brands under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Poore Brothers®, Nathan’s Famous®, Bob’s Texas Style®, BURGER KING™, Boulder Canyon Natural Foods™, Tato Skins®, Rader Farms® and Jamba®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

Contact:

Inventure Foods, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Twelve Months Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010
	(unaudited)	(unaudited)	(unaudited)	(audited)
Net revenues	$44,464,066	$33,606,030	$162,232,418	$133,987,442
Cost of revenues	36,764,776	26,449,253	132,098,490	104,953,108
Gross profit	7,699,290	7,156,777	30,133,928	29,034,334
Selling, general & administrative expenses	6,254,986	6,116,869	24,924,343	21,680,239
Operating income	1,444,304	1,039,908	5,209,585	7,354,095
Interest expense, net	239,863	247,217	884,910	877,624
Income before income taxes	1,204,441	792,691	4,324,675	6,476,471
Income tax provision	462,858	158,542	1,507,838	2,007,755
Net income	$741,583	$634,149	$2,816,837	$4,468,716

Earnings per common share:
Basic	$0.04	$0.04	$0.16	$0.25
Diluted	$0.04	$0.03	$0.15	$0.24
Weighted average number of common shares:
Basic	18,212,534	17,973,017	18,109,548	17,923,685
Diluted	19,274,115	18,668,407	19,198,868	18,546,486

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 25, 2010
	(unaudited)	(audited)
Assets
Current assets:
Cash	$664,488	$980,547
Accounts receivable, net	15,741,758	11,703,056
Inventories	31,682,080	21,814,930
Deferred income tax asset	766,805	621,801
Other current assets	1,526,818	1,295,837
Total current assets	50,381,949	36,416,171

Property and equipment, net	33,182,331	28,007,869
Goodwill	11,616,225	11,616,225
Trademarks and other intangibles, net	2,033,160	2,075,160
Other assets	761,258	705,442
Total assets	$97,974,923	$78,820,867

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,891,297	$7,707,475
Accrued liabilities	9,531,942	6,452,845
Current portion of long-term debt	3,025,011	1,692,193
Total current liabilities	27,448,250	15,852,513

Long-term debt, less current portion	8,595,109	11,567,800
Line of credit	15,183,910	9,096,892
Interest rate swaps	843,635	649,389
Deferred income tax liability	3,550,560	3,337,290
Other liabilities	743,909	527,325
Total liabilities	56,365,373	41,031,209

Shareholders’ equity:
Common stock	186,312	183,729
Additional paid-in capital	27,675,786	26,557,191
Accumulated other comprehensive loss	(425,025)	(306,902)
Retained earnings	14,643,672	11,826,835
	42,080,745	38,260,853
Less: treasury stock	(471,195)	(471,195)
Total shareholders’ equity	41,609,550	37,789,658
Total liabilities and shareholders’ equity	$97,974,923	$78,820,867

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

	Quarter Ended		Twelve Months Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation — Adjusted EBITDA:
Reported net income	$741,583	$634,149	$2,816,837	$4,468,716
Add back: Interest, net	239,863	247,217	884,910	877,624
Add back: Income tax provision	462,858	158,542	1,507,838	2,007,755
Add back: Depreciation	1,220,669	1,073,546	4,601,582	3,862,096
Add back: Amortization of intangible assets	10,500	10,500	42,000	42,000
Add back: Trademark impairment	—	640,000	—	640,000
Adjusted EBITDA (1)	$2,675,473	$2,763,954	$9,853,167	$11,898,191

(1)  Adjusted EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. We define Adjusted EBITDA as net income from continuing operations plus (i) net interest expense, (ii) income tax provision, (iii) depreciation, and (iv) amortization of intangible assets, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance.  This further adjustment is reconciled above.  In evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses that are the same, or are similar to some of the adjustments in the presentation.  Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Because of the inherent limitations of Adjusted EBITDA as an analytical tool, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Further, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.